Exhibit 10.39

COLLATERAL PLEDGE AGREEMENT

Date: April 6, 2007

DEBTOR:	Pacific CMA, Inc.
153-04 Rockaway Boulevard
Jamaica, New York 11434
Telecopier No. 718-949-6260

SECURED PARTY:	Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division
119 West 40th Street 16th Floor
New York, New York 10018-2500

 1. Security Interest and Collateral. To secure the payment and performance of the Indebtedness (as defined below) which Airgate International Corporation, a New York corporation, Airgate International Corporation (Chicago), an Illinois corporation, and Paradigm International Inc., a Delaware corporation (collectively and individually referred to as the “Borrowers”) may now or at any time hereafter owe to the Secured Party, the Debtor hereby grants the Secured Party a security interest (herein called the “Security Interest”) in  all property of any kind now or at any time hereafter owned by the Debtor, or in which the Debtor may now or hereafter have an interest, which may now be or may at any time hereafter (i) come into the possession or control of the Secured Party or into the possession or control of the Secured Party’s agents or correspondents, whether such possession or control is given for collateral purposes or for safekeeping; or (ii) be transferred or assigned to the Secured Party by any means permitted under Article 8 of the Uniform Commercial Code including, but not limited to, (A) those shares of stock held by Debtor and listed on Schedule 1 hereto and any certificates representing such shares, (B) the limited liability company membership interests held by Debtor and listed on Schedule 1 hereto and any certificates representing such interests and all of Debtor’s rights, powers and remedies under each operating agreement or limited liability company agreement relating to such interests, and (C) all dividends, distributions, cash, instruments and other property of proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such shares or interests, together with all rights in connection with such property (the “Collateral”). "Indebtedness" is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrowers to the Secured Party, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrowers with the Secured Party, and whether the Borrowers may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

2. Representations, Warranties and Covenants. The Debtor represents, warrants and covenants that:

(a) The Debtor will duly endorse, in blank, each and every instrument constituting Collateral by signing on said instrument or by signing a separate document of assignment or transfer, if required by the Secured Party.

(b) The Debtor is the owner of the Collateral free and clear of all liens, encumbrances, security interests and restrictions, except the Security Interest, a security interest granted by Debtor to BHC Interim Funding, L.P. and any restrictive legend appearing on any instrument constituting Collateral.

(c) The Debtor will keep the Collateral free and clear of all liens, encumbrances and security interests, except the Security Interest, the security interest granted by Debtor to BHC Interim Funding, L.P. and any restrictive legend appearing on any instrument constituting Collateral.

(d) The Debtor will pay, when due, all taxes and other governmental charges levied or assessed upon or against any Collateral.

(e) At any time, upon request by the Secured Party, the Debtor will deliver to the Secured Party all notices, financial statements, reports or other communications received by the Debtor as an owner or holder of the Collateral.

(f) The Debtor will upon receipt deliver to the Secured Party in pledge as additional Collateral all securities distributed on account of the Collateral such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.

3. Rights of the Secured Party. The Debtor agrees that the Secured Party may at any time, whether before or after the occurrence of an Event of Default and without notice or demand of any kind, (i) notify the obligor on or issuer of any Collateral to make payment to the Secured Party of any amounts due or distributable thereon; (ii) in the Debtor’s name or the Secured Party’s name enforce collection of any Collateral by suit or otherwise, or surrender, release or exchange all or any part of it, or compromise, extend or renew for any period any obligation evidenced by the Collateral; (iii) receive all proceeds of the Collateral; and (iv) hold any increase or profits received from the Collateral as additional security for the Indebtedness, except that any money received from the Collateral shall, at the Secured Party’s option, be applied in reduction of the Indebtedness, in such order of application as the Secured Party may determine, or be remitted to the Debtor.

4. Events of Default. Each of the following occurrences shall constitute an event of default under this Agreement (herein called “Event of Default”): (i) the Debtor shall fail to observe or perform any covenant or agreement herein binding on it; (ii) any representation or warranty by the Debtor set forth in this Agreement or made to the Secured Party in any financial statements or reports submitted to the Secured Party by or on behalf of the Debtor shall prove materially false or misleading; (iii) an “Event of Default”, as defined in any credit agreement or other instrument or agreement evidencing or governing any or all of the Indebtedness, shall occur.

5. Remedies upon Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, the Secured Party may exercise any one or more of the following rights or remedies: (i) exercise all voting and other rights as a holder of the Collateral; (ii) exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code as in effect from time to time in the state of New York, including the right to offer and sell the Collateral privately to purchasers who will agree to take the Collateral for investment and not with a view to distribution and who will agree to the imposition of restrictive legends on the certificates representing the Collateral, and the right to arrange for a sale which would otherwise qualify as exempt from registration under the Securities Act of 1933; and if notice to the Debtor of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least 10 calendar days prior to the date of intended disposition or other action; and (iii) exercise or enforce any or all other rights or remedies available to the Secured Party by law or agreement against the Collateral, against the Debtor or against any other person or property.

6. Miscellaneous. Any disposition of the Collateral in the manner provided in Section 5 shall be deemed commercially reasonable. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party. A waiver signed by the Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Party’s rights or remedies. All rights and remedies of the Secured Party shall be cumulative and may be exercised singularly or concurrently, at the Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. All notices to be given to the Debtor shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, or by telecopier to the Debtor at its address or telecopier number, as the case may be, set forth above or at the most recent address or telecopier number shown on the Secured Party’s records. All requests under Section 9-210 of the Uniform Commercial Code (i) shall be made in a writing signed by a person duly authorized by Debtor, (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Secured Party, and (iv) shall otherwise comply with the requirements of Section 9-210. The Debtor requests that the Secured Party respond to all such requests which on their face appear to come from an authorized individual and releases the Secured Party from any liability for so responding. The Debtor shall pay Secured Party the maximum amount allowed by law for responding to such requests. The Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if the Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Secured Party need not otherwise preserve, protect, insure or care for any Collateral. The Secured Party shall not be obligated to preserve any rights the Debtor may have against prior parties, to exercise at all or in any particular manner any voting rights which may be available with respect to any Collateral, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. The Debtor will reimburse the Secured Party for all expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Secured Party in the protection, defense or enforcement of the Security Interest, including expenses incurred in any litigation or bankruptcy or insolvency proceedings. This Agreement shall be binding upon and inure to the benefit of the Debtor and the Secured Party and their respective heirs, representatives, successors and assigns and shall take effect when signed by the Debtor and delivered to the Secured Party, and the Debtor waives notice of the Secured Party’s acceptance hereof. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Indebtedness. If this Agreement is signed by more than one person as the Debtor, the term “Debtor” shall refer to each of them separately and to both or all of them jointly; all such persons shall be bound both severally and jointly with the other(s); and the Indebtedness shall include all debts, liabilities and obligations owed to the Secured Party by any Debtor solely or by both or several or all Debtors jointly or jointly and severally, and all property described in Section 1 shall be included as part Collateral, whether it is owned jointly by both or all Debtors or is owned in whole or in part by one (or more) of them. This Agreement shall be governed by the internal laws (other than conflict laws) of the state of New York and, unless the context otherwise requires, all terms used herein which are defined in Articles 1 and 9 of the Uniform Commercial Code, as in effect in New York, shall have the meanings therein stated. Each party consents to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state and federal courts located in New York County, New York. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, this Agreement has been executed by the Debtor as of the date set forth above.

PACIFIC CMA, INC.

By:	/s/ Scott Turner
Name: Scott Turner
Title: President

Pacific CMA International, LLC, a Colorado limited liability company (“Company”) hereby (i) acknowledges receipt of a fully executed copy of this Collateral Pledge Agreement (“Agreement”); (ii) consents and agrees to the pledge by Debtor of the Collateral pursuant to the Agreement and to all of the other terms and provisions of the Agreement; (iii) agrees to comply with all instructions received by it from Secured Party without further consent by Debtor; (iv) irrevocably waives any breach or default under the Operating Agreement of the Company dated April 11, 2002 as a result of the execution, delivery and performance by Debtor and Secured Party of the Agreement; (v) advises Debtor and Secured Party that a pledge of the Collateral set forth on Schedule 1 to the Agreement has been registered on the books of Company and in the name of the Secured Party and agrees to so register any additional Collateral; (vi) represents and warrants that, except for the pledge in favor of Secured Party and the pledge in favor of BHC Interim Funding, L.P., there are no liens, restrictions or adverse claims to which the Collateral is or may be subject as of the date hereof; (vii) except with the prior written consent of Secured Party, agrees not to admit any new members to Company or to permit any transfer of any membership interest in Company; and (viii) consents and agrees to any transfer of the Collateral pursuant to Section 5 of the Agreement.

PACIFIC CMA INTERNATIONAL, LLC.

By:	/s/ Alfred Lam
Name: Alfred Lam
Title: Manager

Schedule 1
To Collateral Pledge Agreement

Pledged Interests

Pledged Entity	Description of Pledged Interest and Operating Agreement	Number of Interest	% of Outstanding Interests
Pacific CMA International, LLC	Ownership Units; Operating Agreement dated as of April 11, 2002		100%